Exhibit 99.1

222 LAKEVIEW AVENUE, STE. 1500, WEST PALM BEACH, FL  33401

CRUZAN INTERNATIONAL, INC. RIGHTS OFFERING

REGISTRATION STATEMENT DECLARED EFFECTIVE

WEST PALM BEACH — May 23, 2005 - Cruzan International, Inc. (AMEX:RUM), producer and distributor of Cruzan rum, importer and marketer of premium branded spirits, and distiller of bulk rum and brandy, announced today that the registration statement for its previously announced rights offering was declared effective on May 23, 2005 by the Securities and Exchange Commission.

The rights offering will grant holders of the Company’s common stock (except the Company’s principal stockholder, Angostura Limited and its affiliates) nontransferable subscription rights to purchase in the aggregate up to 408,787 shares of the Company’s common stock at a subscription price of $13.91 (the closing price of the Company’s common stock on the American Stock Exchange on May 19, 2005).

Under the terms of the rights offering, holders of the Company’s common stock (except Angostura Limited and its affiliates) will be entitled to one nontransferable basic subscription right to purchase one share of common stock for each five shares of common stock held at the close of business on the May 20, 2005 record date.  If any holders of subscription rights do not exercise their basic subscription rights in full, the Company will permit stockholders who do exercise their basic subscription rights in full to subscribe for additional shares at the same subscription price per share, on a pro rata basis.

As soon as practicable, the Company expects to mail to holders of common stock as of the close of business on the record date (except Angostura Limited and its affiliates) a prospectus for the rights offering accompanied by a Subscription Rights Exercise Notice and related explanations for exercising the rights.  The prospectus will contain a description of the rights offering and other information.  Additional copies of the prospectus may be obtained by contacting the subscription agent, Continental Stock Transfer & Trust, at 212-509-4000, ext 536.  The subscription rights will be exercisable until 5:00 p.m. Eastern Time, Tuesday, June 21, unless the Company extends the offering.

Cruzan International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.   The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Cautionary Statement

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Cruzan intends that such forward-looking statements shall be subject to the safe harbors created thereby. These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Forward-Looking Statements” in Cruzan’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004. As a result, future results may differ materially from the expected results represented by the forward-looking statements contained in this press release.  The forward-looking statements are made as of the date of these statements, and Cruzan undertakes no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact:	Ezra Shashoua, Executive Vice President and Chief Financial Officer
William J. Viggiano, Vice President and Controller
(561) 655-8977